[DESCRIPTION]     LETTER AGREEMENT WITH RETIREMENT CARE ASSOCIATES, INC.

                RETIREMENT CARE ASSOCIATES, INC.
                     6000 Lake Forest Drive
                           Suite 200
                     Atlanta, Georgia 30328

                        August 22, 1996

 Mr. Donald F. Fox
 Contour Medical, Inc.
 3340 Scherer Drive
 St. Petersburg, Florida 33716

 Dear Don:

     This letter agreement (the "Letter Agreement") confirms the understandings and agreements by and between RETIREMENT CARE ASSOCIATES, INC., a Colorado corporation (the "Company"), and CONTOUR MEDICAL, INC., a Nevada corporation ("Contour"), in connection with the making and receiving of Loans (as hereinafter defined) by the Company and Contour from time to time. This Letter Agreement is, and is intended by the Company and Contour to be, a binding agreement between the Company and Contour, and each of the parties shall be liable to the other party hereto if it fails in the performance or non-performance of any term or condition set forth herein.

     1. The Company and Contour each agree that any sums advanced by either party hereto to the other party hereto from and after the date hereof (each such advance hereinafter referred to as a "Loan") shall be governed by and enforced in accordance with the terms and conditions of this Letter Agreement.

     2. Subject to the terms and conditions set forth in this Letter Agreement, the Company and Contour each agree that any Loan made by either party hereto to the other party hereto shall contain the following terms:
 (a) the proceeds of the Loan shall bear interest at the Prime Interest Rate (as hereinafter defined) in effect as of the date of the advance of the proceeds of such Loan; (b) all amounts of principal and accrued but unpaid interest under the Loan shall be due and payable in full no later than forty-five (45) days following the date of such Loan; and (c) such other terms and conditions as may be mutually agreed to by the parties hereto at the time such Loan is made. for purposes of this Letter Agreement, the term "Prime Interest Rate" shall mean the annualized base rate of interest from time to time charged on corporate loans by the United States' 30 largest lending institutions, as such rate is reported in the "Money Rates" section of The Wall Street Journal (Eastern Edition).

     3. The covenants contained herein shall bind, and the benefits hereof shall inure to the benefit of, the respective successors and assigns of the parties hereto.

     4. This Letter Agreement contains the entire agreement between the parties hereto relating to the matters provided herein, and no representations, promises or agreements, oral or otherwise, not expressly contained or incorporated by reference herein shall be binding on either party hereto. The provisions of this Letter Agreement are severable and the invalidity of one or more of the provisions hereof shall not have any effect upon the validity or enforceability of any other provision hereof.

     5. This Letter Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Georgia, without giving effect to any principles of conflict of laws.

     6. This Letter Agreement may be examined in one or more counterparts, each of which shall be deemed an original and both of which together shall constitute one and the same agreement.

     Please confirm Contour's acceptance of and agreement to the foregoing terms and conditions by executing and returning to the Company the enclosed copy of this Letter Agreement.

                                     Sincerely,

                              RETIREMENT CARE ASSOCIATES, INC.

                              By: /s/ Darrell C. Tucker
                                     Its:    Treasurer
 AGREED TO AND ACCEPTED:

 CONTOUR MEDICAL, INC.

 By: /s/ Chris Brogdon
 Its:    Chairman of the Board